STOCK PURCHASE AGREEMENT

                                 by and between

                                   Echlin Inc.

                                       and

                               Imo Industries Inc.

                          Dated as of October 13, 1999

                                TABLE OF CONTENTS

                                                 Page

ARTICLE I

  DEFINITIONS                                                1


ARTICLE II  SALE AND PURCHASE OF SHARES                1
2.1   Sale and Purchase of Shares                      1
2.2   Purchase Price                                   2
2.3   Purchase Price Adjustment                        2



ARTICLE III

  CLOSING AND DELIVERIES                                     4

  3.1       Closing                                          4
  3.2.      Deliveries by Seller                                   4
  3.3       Deliveries by Buyer                                    6

ARTICLE IV

  REPRESENTATIONS AND WARRANTIES OF SELLER       6

  4.1       Organization and Standing                              6
  4.2       Authorization, Validity and Effect                     6
  4.3       Capitalization                                   6
  4.4       Title                                            7
  4.5       No Conflict; Required Filings and Consents             7
  4.6       Financial Statements                             7
  4.7       Taxes                                            8
  4.8       Properties, Assets and Leases                    8
  4.9       Employee Benefit Plans                           9
  4.10      Company Contracts                               10
  4.11      Legal Proceedings                               11
  4.12      Year 2000 Compliance                            11
  4.13      Compliance with Laws                            11
  4.14      Environmental Matters                           11
  4.15      Intellectual Property                                 12
  4.16      No Brokers                                      12
  4.17      Company Employees                         12
  4.18      Bank Accounts                                   12



ARTICLE V

  REPRESENTATIONS AND WARRANTIES OF BUYER       13


  5.1       Investment Intent                               13
  5.2       Organization and Standing                             13
  5.3       Authorization, Validity and Effect                    13
  5.4       No Conflict; Required Filings and Consents            13
  5.5       Legal Proceedings                               14
  5.6       No Brokers                                      14
5.7   Buyer's Financing                               14
  5.8       Financial Information                           14
  5.9       No Reliance                                     14

ARTICLE VI

  COVENANTS AND AGREEMENTS                            15

  6.1       Interim Operations of the Company               15
  6.2       Reasonable Access; Confidentiality              16
  6.3       Filings; Other Action                           16
  6.4       Publicity                                       16
  6.5       Records                                         17
  6.6       Tax Matters                                     17
  6.7       Allocation Matters                                    18
  6.8       NAPA Business Practices                         19
  6.9       Non-Competition                                 19
  6.10      Accounts Receivable                             20

ARTICLE VII

  CONDITIONS TO CLOSING                               20

  7.1       Conditions to Obligations of Seller and Buyer         20
  7.2       Conditions to Obligation of Seller                    20
  7.3       Conditions to Obligation of Buyer                     21


ARTICLE VIII

  SURVIVAL AND INDEMNIFICATION                        22

  8.1       Survival Periods                                22
  8.2       Indemnification                                 22
  8.3       Indemnification Amounts                         23
  8.4       Claims                                          23
  8.5       Exclusive Remedy                                24
  8.6       Tax and Insurance                               24


ARTICLE IX

  EMPLOYEE BENEFIT MATTERS                            25

  9.1       Employment                                      25
  9.2       Compensation and Employee Benefits              25
  9.3       WARN Act and Severance                          26


ARTICLE X

  TERMINATION OF AGREEMENT                            27

  10.1      Termination                                     27
  10.2      Effect of Termination                           27

ARTICLE XI

  MISCELLANEOUS AND GENERAL                           28

  11.1      Expenses                                        28
  11.2      Successors and Assigns                          28
  11.3      No Third Party Beneficiaries                    28
  11.4      Notices                                         28
  11.5      Complete Agreement                              30
  11.6      Captions; References                            30
  11.7      Amendment                                       30
  11.8      Waiver                                          30
  11.9      Governing Law                                   30
  11.10     Severability                                          30
  11.11     Further Assurances                                    30
  11.12     Disclosure Schedule Supplements                 31
  11.13     Mutual Drafting                                 31
  11.14     Counterparts                                          31

                                    Exhibits

Exhibit A               Current Competitors
Exhibit B               Current Customers

Exhibit C               Employee Retention Incentive Agreements
Exhibit D               Freight Agreement
Exhibit E               Litchfield Facility Lease
Exhibit F               Specified Accounting Principles
Exhibit G               Supply Agreement
Exhibit H               Transitional Services Agreement
Exhibit I               Trucking Agreement


                                    Schedules

Schedule 4.5                  Conflicts, Filings and Liens; Approvals
Schedule 4.6                  Financial Statements
Schedule 4.7                  Taxes
Schedule 4.8(a)         Liens
Schedule 4.8(b)         Real Property
Schedule 4.8(c)         Personal Property Leases
Schedule 4.8(d)         Material Equipment
Schedule 4.9                  Company Benefit Arrangements
Schedule 4.10           Company Contracts
Schedule 4.11           Legal Proceedings
Schedule 4.13           Compliance with Laws
Schedule 4.14           Environmental Matters
Schedule 4.15           Intellectual Property
Schedule 4.17           Employees
Schedule 4.18           Bank Accounts
Schedule 5.4(b)         Buyer's Conflicts; Filings and Consents; Approvals
Schedule 5.5                  Legal Proceedings
Schedule 6.1                  Interim Operations of the Company
Schedule 9.1                  List of Certain Continuing Employees




                            STOCK PURCHASE AGREEMENT

          THIS  STOCK  PURCHASE  AGREEMENT  (this  "Agreement"),  dated  as of
October 13. 1999, by and between Echlin Inc., a Connecticut corporation ("Seller"), and IMO Industries, Inc., a Delaware corporation ("Buyer").

                                    RECITALS:

          A. Automotive Controls Corp., a wholly owned subsidiary of Seller (the "Shareholder"), is the beneficial and record owner of all the issued and outstanding shares (the "Shares") of common stock, par value of $1.00 per share, of Sierra International Inc., an Illinois corporation (the "Company").

          B. Seller desires Shareholder to sell to Buyer, and Buyer desires to purchase from Shareholder, all of the Shares upon the terms set forth in this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and subject to the terms and conditions set forth herein, Seller and Buyer hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          See Appendix A for a list of the definitions used in this Agreement.

                                   ARTICLE II

                           DATE AND PURCHASE OF SHARES

          2.1 Sale and Purchase of Shares. Subject to the terms and conditions of this Agreement, at the Closing (a) Seller shall cause the Shareholder to sell, assign and transfer all of the Shares to Buyer free and clear of any and all Liens except any created by or through Buyer, (b) Buyer shall purchase all of the Shares, (c) Seller shall deliver to Buyer one or more stock certificates representing the Shares with duly executed stock powers attached in proper form for transfer to Buyer or its designee, and (d) Buyer shall pay and deliver to Seller the Purchase Price as provided in Section
    2.2 below.

          2.2 Purchase Price. In full consideration for the Shares and subject to adjustment pursuant to Section 2.3 below, Buyer shall (a) pay to Seller at the Closing by wire transfer of immediately available funds to an account designated by Seller prior to the Closing an aggregate amount of cash equal to $34,000,000 (the "Purchase Price") and (b) assume those obligations of Dana Corporation, a Virginia corporation ("Dana") under the Employee Retention Incentive Agreements to be assumed pursuant to Section 7.2(d).

          2.3           Purchase Price Adjustment

                (a) As used herein, the term "Closing Net Working Assets" means the aggregate of the sum of the value of the net trade accounts receivable and the value of the net inventory less the value of the net trade accounts payable of the Company as of the close of business on the date immediately preceding the Closing Date and as such values are determined in accordance with the Specified Accounting Principles and reflected in the Final Net Working Assets Statement.

                (b) Within forty five (45) days after the Closing Date, Seller shall prepare and deliver to Buyer a statement of the Closing Net Working Assets of the Company, together with footnotes (collectively, the "Closing Net Working Assets Statement"). Seller shall prepare the Closing Net Working Assets Statement in accordance with the Specified Accounting Principles and the net inventory value to be reflected on the Closing Net Working Assets Statement is to be based on a physical inventory to be commenced by Buyer on the Closing Date and to be conducted by Buyer in the presence and under the supervision of Seller's Accountants. Buyer shall promptly deliver to Seller the results of the inventory count and shall grant Seller's Accountants such access to the Company's facilities and the results of the physical count as Seller reasonably requires to prepare the Closing Net Working Assets Statement.

                (c) Buyer shall allow Seller and Seller's independent accountants ("Seller's Accountants") access to the business, books, records and personnel of the Company and the work papers, if any, of Buyer's independent accountants ("Buyer's Accountants"), prepared subsequent to the date hereof which are relevant to the Closing Net Working Assets Statement, and shall cooperate and direct its personnel and Buyer's Accountants to cooperate with Seller and Seller's Accountants to facilitate preparation and delivery of the Closing Net Working Assets Statement and in connection with the resolution of any disputes with respect thereto and the determination of the Final Net Working Assets Statement. Buyer and its representatives, including Buyer's Accountants, will be entitled to review all work papers, if any, of Seller's Accountants prepared subsequent to the date hereof, and to obtain access to the books and records of Seller or its Affiliates to the extent necessary for Buyer to review the Closing Net Working Assets Statement and to resolve any disputes concerning the same.

                (d) The Closing Net Working Assets Statement delivered by Seller to Buyer will be the Final Net Working Assets Statement and will be conclusive and binding on the parties unless Buyer, within the thirty (30) day period after the delivery to Buyer of the Closing Net Working Assets Statement, notifies Seller in writing that Buyer disputes any of the amounts set forth therein, specifying the nature of each dispute and the basis therefor (the "Dispute Notice"); provided, that Buyer may deliver a Dispute Notice only if Buyer reasonably believes the Closing Net Working Assets
    Statement contains mathematical errors or has not been prepared in accordance with the Specific Accounting Policies. Failure by Buyer to dispute the amounts reflected in the Closing Net Working Assets Statement within such thirty (30) day period will be deemed an acquiescence thereto by Buyer. The parties shall attempt in good faith to reach agreement resolving all of the disputes set forth in the Dispute Notice within thirty (30) days alter the Dispute Notice is delivered by Buyer to Seller, in which event the Closing Net Working Assets Statement, as amended to the extent necessary to reflect the resolution of all such disputes, will be the Final Net Working Assets Statement and will be conclusive and binding on the parties. If the parties are unable to resolve any or all of such disputes within the aforesaid thirty (30) day period, the parties will, promptly after the expiration of such time period, submit for resolution all unresolved disputes to Ernst & Young, as an arbiter (the "Designated Accounting
    Arbitrator") for resolution. Promptly, but no later than thirty (30) days after its acceptance of its appointment as Designated Accounting Arbitrator, the Designated Accounting Arbitrator shall determine, based solely on presentation by Buyer and Seller, and not by independent review, those items in dispute on the Closing Net Working Assets Statement and shall render a written report as to the resolution of each dispute and the resulting calculation of the Final Net Working Assets Statement and the Closing Net Working Assets. In resolving any disputed item, the Designated Accounting Arbitrator may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Designated Accounting Arbitrator will have exclusive jurisdiction over, and resort to the Designated Accounting Arbitrator as provided in this paragraph (d) will be the sole recourse and remedy of, the parties against one another or any other person (including Seller's Accountants or Buyer's Accountants) with respect to, any disputes arising out of or relating to the Closing Net Working Assets Statement and/or the Final Net Working Assets Statement; and the Designated Accounting Arbitrator's determination will be conclusive and binding on the parties and will be enforceable in a court of law.

                (e) Seller shall pay the fees and expenses of Seller's Accountants. Buyer shall pay the fees and expenses of Buyer's Accountants. Buyer and Seller shall share equally the fees and expenses of the Designated Accounting Arbitrator.

                (f) As used herein, the term "Final Net Working Assets Statement" means (i) the Closing Net Working Assets Statement if no Dispute Notice is given by Buyer within the time period set forth in Section 2.3(d) or (ii) if the Dispute Notice is timely given and all of the disputed items are resolved by mutual agreement of the parties, the Closing Net Working Assets Statement, as amended, if necessary, to reflect such resolution of all disputes, or (iii) if any or all of the disputed items are submitted to the Designated Accounting Arbitrator for resolution, the Closing Net Working Assets Statement, as amended, if necessary, to reflect any resolution of any disputes by mutual agreement of the parties and the resolution of all other disputes by the Designated Accounting Arbitrator.

                (g) If the Closing Net Working Assets exceeds $18,871,000, Buyer shall pay to Seller the amount of such excess. If the Closing Net Working Assets is less than $18,871,000, Seller shall pay Buyer the amount of such difference. Any payments made by Buyer or Seller, as the case may be, pursuant to this Section 2.3(g) will be made together with interest thereon from the Closing Date to the date of payment at a rate of eight percent (8%) per annum within thirty (30) Business Days of the date on which the Final Net Working Assets Statement is determined by wire transfer of immediately available funds to the account designated by the payee; provided, however, that, if payment is not made within such thirty Business Day period, the applicable rate of interest is to be eleven percent (11%) per annum for the period from the day following such date through the date such payment is made.

                                   ARTICLE III

                             CLOSING AND DELIVERIES

          3.1 Closing. The closing of the transactions contemplated hereby (the "Closing") is to take place at the offices of Jones, Day, Reavis & Pogue, North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114, at 10:00 a.m., local time on the first Business Day following the satisfaction or waiver of each of the conditions set forth in Article VII (other than those conditions that are to be satisfied at the Closing), or on such other date or at such other time and place as the parties mutually agree in writing (the "Closing Date"). All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

          3.2 Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following items:

                (a)  One  or  more   certificates   representing  the  Shares,
    accompanied by duly executed stock powers in proper form for transfer;

                (b) The Articles of Incorporation of the Company, certified as of the most recent practicable date by the Secretary of State of the State of Illinois;

                (c) A Certificate of the Secretary of State of the State of Illinois as to the good standing as of the most recent practicable date of the Company in Illinois and a certificate of good standing as of the most recent practicable date from the appropriate Governmental Authority in each state where the Company is qualified to do business;

                (d) A certificate of the Secretary of Seller certifying as to the resolutions authorizing this Agreement and the transactions contemplated hereby;

                (e) The Supply Agreement duly executed by Seller and the Company;

                (f) The Freight Agreement duly executed by Echlin Freight Group and the Company;

                (g) The Trucking Agreement duly executed by DTF Trucking, Inc. and the Company;

                (h) The Transitional Services Agreement duly executed by Seller and the Company;

                (j) The original corporate record books and stock record book of the Company;

                (k)  The  certificate  from  Seller  referred  to  in  Section
7.3(c); and

                (l)  Written resignations of each director of the Company.

Notwithstanding the foregoing, Seller shall have an obligation to deliver at Closing only those agreements referred to in clauses (e) - (h) above which Buyer has advised Seller in writing prior to October 27, 1999 that Buyer desires to have Seller deliver.

      3.3 Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following items:

                (a) The Purchase Price, paid by wire transfer of immediately available funds in accordance with Section 2.2(a);

                (b)  The  certificate  of an officer of Buyer  referred  to in
    Section 7.2(c); and

                (c) A certificate of the Secretary of Buyer certifying as to the By-laws of Buyer and the resolutions authorizing this Agreement and the transactions contemplated hereby.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Buyer as of the date of this Agreement as follows:

          4.1 Organization and Standing. The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company is duly qualified to do business and in good standing in the jurisdictions in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified.

          4.2 Authorization, Validity and Effect. Seller has all requisite power and authority to enter into and perform its obligations under this Agreement and all agreements and documents contemplated hereby and to consummate the; transactions contemplated hereby and thereby, and this Agreement and such other agreements and documents have been, or will be, duly executed and delivered by Seller pursuant to all necessary authorization and are, or will, when delivered, be the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

          4.3 Capitalization. The authorized capital stock of the Company consists of 10,000 shares of common stock, par value of $1.00 per share, of which, only the Shares are issued and outstanding. All of the Shares are duly and validly issued and outstanding and are fully paid and nonassessable. There are no authorized or outstanding Options or other agreements under which the Company may be obligated to issue or sell any shares of capital stock or any other securities of the Company.

          4.4 Title. The Shareholder (a) is the record and beneficial owner of all of the Shares and (b) has valid title to all of the Shares free and clear of all Liens. Upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, Buyer will acquire valid title to the Shares, free and clear of all Liens except those created by or through Buyer.

          4.5     No Conflict; Required Filings and Consents.

                (a) Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated herein, nor compliance by Seller with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Company's Articles of Incorporation or By-laws, (ii) except as set forth in Schedule 4 5, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon any property or assets of the Company, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which the Company is a party or by which any of its properties or assets may be subject, or (iii) subject to receipt of the requisite approvals referred to in Schedule 4 5 violate any Order or Law applicable to the Company or any of its properties or assets.

                (b) Other than (i) those required under the HSR. Act and (ii) as set forth in Schedule 4.5, no notice to, filing with, authorization of, exemption by or Consent of any Person or Governmental Authority is necessary for the consummation by Seller of the transactions contemplated in this Agreement.

          4.6           Financial Statements.

                (a) The Company has prepared and furnished to Buyer and included in Schedule 4.6, the unaudited balance sheets of the Company as of the end of the fiscal years ending August 31, 1997 and 1998, the end of the calendar year ending December 31, 1998, and the unaudited consolidated statements of income for such periods. The Company has furnished to Buyer and included in
    Schedule 4.6 the unaudited balance sheet of the Company for the six months ended June 30, 1999 (the "June Balance Sheet), and the unaudited statements of income for such period. All of the financial statements (i) are in accordance with the books and records of the Company, (ii) present fairly in all material respects the financial position of the Company as of the respective dates and the results of operations for the respective periods indicated, and (iii) have been prepared in all material respects in accordance with GAAP applied on a basis consistent with prior accounting periods except they contain none of the footnotes required by GAAP and the June Balance Sheet reflects no year-end adjustments.

                (b) Except as reflected in the June Balance Sheet, as of June 30, 1999, there existed no liabilities (whether contingent or absolute, matured or unmatured, known or unknown) of the Company. Except as described in Schedule 4.6, since June 30, 1999, (i) the Company has not incurred any liabilities (whether contingent or absolute, matured or unmatured, known or unknown) other than in the ordinary course of business consistent with past practice and (ii) no change or event has occurred which has had a Material Adverse Effect on the Company.

                (c) The projected unaudited balance sheet of the Company as of November 30, 1999 has been delivered to Buyer solely to provide Buyer with an understanding of the cyclical nature of the Business and the basis for the adjustment to the Purchase Price under Section 2.3(g).

          4.7           Taxes.

                (a) The Company has filed all Tax Returns required to be filed by it, paid or made in the June Balance Sheet adequate provision for the payment of all Taxes shown on such returns to be owed by it, and no claims for additional Taxes for any prior fiscal years are pending except as disclosed in Schedule 4.7. The Company is not a party to any pending Action, nor, to Seller's Knowledge, is any such Action threatened, by any Governmental Authority for the assessment or collection of Taxes.

                (b) The Company is a member of the Selling Consolidated group as defined in Treasury Reg.ss. 1.338(h)(10)-1(c)(3) and Seller is eligible to make an election under IRCss.338(h)(10).

          4.8     Properties, Assets and Leases.

                (a) Except as disclosed on Schedule 4 8(a) the Company has good and valid title to all of the properties and assets reflected in the June Balance Sheet, free and clear of all Liens except for (i) those properties and assets which have been sold in the ordinary course since the date hereof and (ii) such imperfections or irregularities of title, Liens or defaults that do not affect the use thereof and statutory Liens securing payments not yet due.

                (b) Schedule 4.8(b) contains a complete and accurate description in all material respects of all the Real Property and the Company's interest therein. The Real Property listed on Schedule 4.8(b) comprises all real property interests used in the conduct of the business and operations of the Company as conducted as of the date hereof. The Company has delivered to Buyer true and complete copies of all leases pertaining to the Real Property. Subject to the terms of the Litchfleld Facility Lease, all Real Property (including the improvements thereon) (i) is available and is adequate for immediate use in the conduct of the business and operations of the Company as currently conducted and (ii) complies in all material respects with all applicable building or zoning codes and regulations of any Governmental Authority having jurisdiction.

                (c) Schedule 4.8(c) contains a complete list of all vehicle leases and subleases and all leases and subleases pursuant to which the Company leases personal property that require the payment of $5,000 or more per year. Except as set forth in Schedule 4 8(c),( i) all leases listed on
    Schedule 4.8(c) and (ii) all leases pertaining to Real Property are valid, binding and enforceable in accordance with their terms, except as limited by any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to general principles of equity (whether or not considered in a court of law or equity), and are in full force and effect. There are no existing defaults by the Company under such leases. The Company has not received notice of the occurrence of, nor to Seller's Knowledge has there occurred, any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default under such leases by any party thereto.

                (d) Schedule 4 8(d) is an accurate list of all machinery, equipment and other tangible personal property, including motor vehicles, which are owned by the Company, used in the conduct of its business and having a net book value in excess of $10,000 as of August 31, 1999 (collectively, the "Material Equipment"'). Except as otherwise specified in
    Schedule 4.8(d), to Seller's Knowledge, all Material Equipment: is, in all material respects, in good repair and working order and is adequate for the conduct of the Company's business as currently conducted. Except as set forth in Schedule 4 8(d) hereto, no Person, other than the Company, owns any equipment or other tangible property or assets on the premises of the Company that is necessary to the operation of the business of the Company.

          4.9 Employee Benefit Plans. Each "employee benefit plan", as defined in Section 3(3) of ERISA, maintained, contributed to or required to be contributed to by the Company for the benefit of current, former and retired employees (the "Company ERISA Plans") and each other plan, contract, program or arrangement maintained, contributed to or required to be contributed to by the Company for the benefit of current, former and retired employees (the "Company Benefit Arrangements") complies in all material respects with its terms and all applicable Laws, including ERISA, and no "reportable event" or "prohibited transaction" (as such terms are defined in ERISA) or termination has occurred with respect to any Company ERISA Plan under circumstances that present a risk of any material liability to the Company. The Company ERISA Plans and the Company Benefit Arrangements are listed on Schedule 4.9. Copies or descriptions of each Company ERISA Plan and Company Benefit Arrangement have been made available to Buyer for review prior to the date hereof. The Company has no obligation to provide medical or life insurance coverage to retired employees under the Company ERISA Plans, the Company Benefit Arrangements or any other plan or agreement. No Company ERISA Plan is a "multi-employer plan" as defined in Section 3(37) of ERISA, and no Company ERISA Plan promises or provides post-retirement medical benefit.

          4.10 Company Contracts. Set forth in Schedule 4.10 is a list, as of the date hereof, of the following agreements (the "Company Contracts"):

                (a) Each agreement to which the Company is a party requiring payment in excess of $50,000 per year except those that are terminable at the option of the Company upon less than thirty (30) days notice;

                (b) Each agreement covering the lease, purchase or service of tangible personal property to which the Company is a party requiring payments in excess of $l0,000 per year;

                (c) Each agreement to which the Company is a party with respect to indebtedness for money borrowed, including letters of credit, guaranties, indentures, swaps and similar agreements;

                (d)  Each   management,   consulting,   employment,   severance,
    collective bargaining or similar agreement, and each employment, to which the Company is a party;

                (e) Each agreement with any manufacturer's representative, distributor or sales agent; and

                (f) Each agreement between the Company and Seller or its Affiliates.

    Each of the Company Contracts is valid, binding and enforceable in accordance with its terms, except as limited by any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally and to general principles of equity (whether or not considered in a court of law or equity), and are in full force and effect. There are no existing material defaults by the Company under any of the Company Contracts. No event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default under any of the Company Contracts by any party thereto.

          4.11 Legal Proceedings. Except as set forth in Schedule 4 11, there are no Actions instituted or pending, or, to Seller's Knowledge threatened or anticipated, against the Company or to which the Company is a party, or against any property, asset, interest or right of the Company. Except as disclosed on Schedule 4 11, the Company is not subject to any Order that would have a Material Adverse Effect on the Company.

          4.12 Year 2000 Compliance. The Company has adopted and implemented commercially reasonably measures to investigate and correct any "year 2000 problems" associated with the operation of the Company's business.

          4.13 Compliance  with Laws.  Except as set forth in Schedule 4.13, the
    Company:  (a) is in compliance with all Laws and Orders applicable to it and
    (b) since January 1, 1997, has received no written notification or communication from any Governmental Authority (i) asserting that the Company is not in compliance with any Law or (ii) threatening to revoke any Permit of any Governmental Authority.

          4.14    Environmental Matters. Except as set forth in Schedule 4.14:

                (a)  The  Company  has  complied  with  all  of  the  terms  and conditions of all Permits which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables which are contained in, all federal, state and local Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or any other materials or wastes including "hazardous substances" as defined in 42 U.S.C. ss. 9601, petroleum or any constituent thereof and any hazardous or solid waste as defined in 42 U.S.C. ss. 6903 ("Hazardous Substances"") into the environment (including ambient air, surface water, ground water or lands) or otherwise regulating the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances (Environmental Laws").

                (b) Since October 1, 1989, the Company has not received any written notice of a charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice alleging any liability of the Company or any failure by the Company to comply with any Environmental Law ("Environmental Claim") and any disputes resulting from any notice received prior to such date have been resolved.

          4.15    Intellectual Property.

                (a) Schedule 4.15 sets forth a complete and correct list of all patented or registered Intellectual Property and pending patent applications or other applications for registrations of Intellectual Property owned or filed by or on behalf of the Company and any other Intellectual Property the Company currently uses in connection with its business.

                (b) Except as set forth on Schedule 4.15 (i) the Company owns and possesses all right, title and interest in and to, or, to Seller's Knowledge, has a valid and enforceable license to use, the Intellectual Property currently used in the operation of the Company's business and (ii) since January 1, 1997, the Company has not received any notices of any infringement or misappropriation by, or conflict with, any third party with respect to the Intellectual Property or any third party's intellectual property rights and any disputes resulting from any notice received prior to such date have been resolved.

                (c) "Intellectual Property" means all patents, patent applications, patent licenses, software licenses, know-how, licenses, trademarks, copyrights, service marks, trademark registrations and applications, copyright registrations and applications, service mark registrations and applications and all other intangible property rights or technology owned or used by the Company in the operation of its businesses.

          4.16 No Brokers. Except for the compensation payable to W. Y. Campbell & Company ("Campbell") in connection with the transactions contemplated by this Agreement, which is to be paid by Seller, no broker, finder or similar agent has been employed by or on behalf of Seller or the Company, and no Person with which Seller or the Company have had any dealings or communications of any kind other than Campbell is entitled to any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

          4.17 Company Employees. Schedule 4.17 sets forth a complete list of all current employees of the Company and their annualized rates of pay as of September 1, 1999 and since that date there have been no changes in the annual rates of pay of any employees. To Seller's Knowledge and except for those efforts made in 1998 in connection with the tender offer for Seller, there has not been since January 1, 1997 any effort by any labor organization to organize into a collective bargaining unit any employees of the Company.

          4.18 Bank Accounts. Schedule 4.18 is an accurate list of all bank accounts maintained by the Company and the authorized signatories therefor.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as of the date of this Agreement as follows:

          5.1 Investment Intent. The Shares are being purchased for its own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933.

          5.2 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as presently being conducted.

          5.3 Authorization, Validity and Effect Buyer has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such other agreements and documents, and the consummation of the transactions contemplated herein and therein, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer. This Agreement and all agreements and documents contemplated hereby has been duly and validly executed and delivered by Buyer and represents the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally from time to time in effect and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

          5.4   No Conflict;  Required Filings and Consents.

                (a) Neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated herein, nor compliance by Buyer with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or By-laws or equivalent organizational documents of Buyer,
    (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of any Lien upon, any property or assets of Buyer or, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, and that would, in any such event, have a Material Adverse Effect on Buyer, or (iii) subject to receipt of the requisite approvals referred to in Schedule 5.4(b), to the actual knowledge of the executive officers of Buyer ("Buyer's Knowledge"), violate any Order or Law applicable to Buyer or any of its properties or assets,

                (b) Other than (i) notices under the HSR Act, (ii) as set forth in Schedule 5.4(b) and (iii) where the failure to give such notice, make such filing, or receive such authorization, exemption or Consent would not have a Material Adverse Effect on Buyer, no notice to, filing with, authorization of, or exemption by, or Consent of any Person or Governmental Authority is necessary for the consummation by Buyer of the transactions contemplated in this Agreement.

          5.5 Legal Proceedings. Except as set forth in Schedule 5.5, there are no Actions instituted or pending, or to Buyer's Knowledge, threatened, against Buyer, or against any of its properties, assets, interests or rights, that would interfere with or delay the consummation of the transactions contemplated by this Agreement. Buyer is not subject to any Order that would have a Material Adverse Effect on Buyer.

          5.6 No Brokers. No broker, finder or similar agent has been employed by or on behalf of Buyer, and no Person with which Buyer has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

          5.7 Buyer's Financing. Buyer has sufficient funds available to consummate the transactions contemplated hereby and pay all related fees and expenses.

          5.8 Financial Information. Buyer has made available to Seller copies of the audited consolidated financial statements of Buyer and its Subsidiaries as of and for the period ended December 31, 1997 and 1998 accompanied by the reports thereon of Buyer's independent public accountants (the "Buyer Financials"). Since December 31, 1998, no Material Adverse Effect has occurred with respect to Buyer.

          5.9 No Reliance. The purchase of the Shares by Buyer and the consummation of the transactions contemplated hereunder by Buyer are not done in reliance upon any warranty or representation by, or information from, Seller or the Company of any sort, oral or written, except the warranties and representations specifically set forth in this Agreement
    (including the schedules and exhibits hereto) and in any certificates required to be delivered to Buyer by Seller hereunder and thereunder.

                                   ARTICLE VI

                            COVENANTS AND AGREEMENTS

          6.1 Interim Operation of the Company. From the date hereof until the Closing Date, except as contemplated by any other provision of this Agreement or as set forth in Schedule 6.1, unless Buyer has previously consented in writing thereto, Seller shall cause the Company to operate in the ordinary course of business and Seller shall cause the Company not to:

                (a) incur any indebtedness or issue any debt securities or assume, guarantee or endorse the obligations of any other Persons,: except for indebtedness incurred in the ordinary course of business consistent with past practice;

                (b) except in the ordinary course of business consistent with past practice, acquire or dispose of any material assets;

                (c) enter into any agreements, commitments or contracts, except agreements, commitments or contracts made in the ordinary course of business consistent with past practice;

                (d) except in the ordinary course of business consistent with past practice, engage in any transactions with, or enter into any contracts or agreements with any Affiliates of the Company;

                (e) enter into, adopt, amend or terminate any agreement relating to the compensation or severance of any employee associated with the Company, except to the extent required by Law, any existing agreements and for the agreement with John Bender in the form delivered to Buyer on October 12, 1999;

                (f) make any material change to its accounting (including tax accounting) methods, principles or practices, except as may be required by GAAP;

                (g) make any amendment to its Articles of Incorporation or By-laws;

                (h) issue or sell any capital stock of the Company or split, combine or subdivide the capital stock of the Company; or

                (i) agree to take any of the actions described in sub-clauses (a) through (h) above.

          6.2     Reasonable Access; Confidentiality

                (a) From the date hereof until the Closing, Seller shall cause the Company to give Buyer and its representatives (including its attorneys, agents and lenders or other sources of financing), upon reasonable notice to the Company, reasonable access to the assets, properties, books, records, agreements, employees and commitments of the Company and shall cause the Company to permit Buyer to make such inspections as it may reasonably require and to furnish Buyer during such period with all such information relating to the Company as Buyer may from time to time reasonably request.

                (b) Any information provided to or obtained by Buyer pursuant to paragraph (a) above is "Information" as defined under the Confidentiality Agreement, dated July 16, 1999, between the Company and Buyer (the "Confidentiality Agreement'),, and is to be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement.

                (c) Buyer agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.

          6.3 Filings; Other Action. Subject to the terms and conditions provided herein, Seller and Buyer shall (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act; (b) use their reasonable best efforts to cooperate with each other in
    (i) determining which filings are required to be made prior to the Closing Date with, and which Consents are required to be obtained prior to the Closing Date from, Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such Consents; and (c) use their reasonable best efforts to cause the conditions to each of Seller's and Buyer's obligations hereunder to be fulfilled.

          6.4 Publicity. Seller and Buyer shall make a joint press release announcing the execution of this Agreement and the transactions contemplated hereby, which is to be acceptable to each of Seller and Buyer; provided, however, that such press release and any other public disclosure by Seller or Buyer of this Agreement or the transactions contemplated hereby is not to disclose the Purchase Price unless such disclosure is required by Law. No other publicity release or announcement concerning the transactions contemplated hereby is to be issued by either party without the advance written consent of such other party, except any such release or announcement as may be required by applicable Law.

          6.5 Records. With respect to the financial books and records (other than Tax records which are provided for in Section 6.6) and minute books of the Company relating to matters on or prior to the Closing Date, for a period of ten years after the Closing Date, neither Seller nor Buyer shall cause or permit their destruction or disposal without first offering to surrender them to Buyer or Seller as appropriate, and Seller and Buyer shall allow Buyer and Seller and his representatives, as appropriate, access to such books and records during regular business hours.

          6.6     Tax Matters. From and after the Closing:

                (a) Seller and Buyer shall (i) each provide the other and shall cause their respective accountants to provide the other party's accountant, and Buyer shall cause the Company to provide Seller, with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, or the conduct of any audit or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes; (ii) each retain and provide the other and shall cause their respective accountants to provide the other party's accountant, and Buyer shall cause the Company to retain and provide Seller with, any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination; and (iii) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period. Without limiting the generality of the foregoing, Buyer shall retain, and shall cause the Company to retain, and Seller shall retain, until the applicable statute of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy same at the cost of such other party.

                (b) Seller shall prepare and file income Tax Returns with respect to the Company for all periods commencing prior to and ending on or before the Closing Date. Seller shall pay all Taxes described in Section 8.2(a)(vi). Buyer shall pay all Taxes of the Company for all periods that begin after the Closing Date, and shall prepare and file all Tax Returns with respect to the Company for all periods commencing after the Closing Date and ending thereafter.

                (c) Seller and Buyer shall each pay fifty percent (50%) of any state and local sales and stock transfer taxes and all recording costs and fees however styled or designated that are required to be paid in connection with the transfer of the Shares contemplated by this Agreement.

                (d) Seller and Buyer shall provide to each other prompt notice of, and as requested by the other party reasonable cooperation in respect of, any audit or similar investigation or proceeding in which the Internal Revenue Service or any other Governmental Authority makes or proposes to make a Tax adjustment to any Tax period of the Company ending on or before the Closing Date.

                (e) Buyer and Seller shall make a timely, effective, and irrevocable election under Section 338(h)(10) of the Code and under any comparable statutes in any other jurisdiction with respect to the purchase of the Shares of the Company (collectively, the "Section 338(h)(10) Election"), and to file that election in accordance with applicable regulations. The Section 338(h)(10) Election will allocate the modified ADSP (as that term is defined in Treasury Regulations Section 1.338(h)(10)-1(f)) of the assets of the Company in accordance with the Treasury regulations promulgated under Section 338(h)(l0). Neither Buyer nor Seller nor any of their respective Affiliates shall take any action inconsistent with, or fail to take any action necessary for the validity of the ss. 338(h)(10) Election, and shall utilize the asset values determined from the Allocation Agreement (as defined in Section 6.7) for the purpose of all tax returns filed and shall not take any action inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, or otherwise in respect to such returns.

          6.7 Allocation Matters. The parties shall use their best efforts to enter into an agreement (the "Allocation Agreement") as soon as possible after the final determination of the purchase price allocating the Purchase Price among the assets and liabilities of the Company. Buyer shall deliver to Seller a proposed Allocation Agreement within sixty (60) days after the signing of this agreement. If Seller has not objected to the proposed Allocation Agreement within thirty (30) days after receipt, such agreement shall be accepted and shall be the Allocation Agreement.

                If Seller objects to Buyer's proposed Allocation Agreement. Seller shall give Buyer written notice of the objections and Seller and Buyer shall use reasonable efforts to resolve the differences. If within thirty (30) days after the date on which Seller has given Buyer notice of its objections, the parties have not adopted the Allocation Agreement, any dispute related thereto shall be referred to an independent accounting firm selected by the parties and resolved thirty (30) days after such referral. The independent accounting firm's determination shall be conclusive and binding upon Buyer and Seller and its Affiliates except as provided below. The costs, expenses, and fees of the independent accounting firm shall be borne equally by the parties.

                The value assigned to the building and land located at 625 W. Columbian Blvd. (a.k.a. 1 Sierra Place), Litchfield, IL shall be $912,000.

                Buyer will prepare IRS Form 8023 and deliver the form to Seller no later than sixty (60) days prior to its due date. Seller will review and complete Section F ("Seller's Statement") of Form 8023, sign and return to Buyer no later than thirty (30) days prior to Form 8023's due date.

          6.8 NAPA Business Practices. For one year following the Closing, Buyer shall cause the Company to continue the business practices (the "NAPA Business Practices") formerly employed by the Company as a supplier of products to NAPA, including, without limitation, the following practices:
    (a) the Company shall continue to supply NAPA products requested by NAPA within forty eight (48) hours after the order has been received, (b) the Company shall accept returns of products supplied by the Company to NAPA in an amount not more than two percentage points above the average amount expressed as a percentage accepted by the Company in the fiscal years 1996, 1997 and 1998, and (c) for all invoices paid by NAPA within sixty (60) days of shipment, NAPA will be entitled to take a 2% discount off the invoice price. Notwithstanding the foregoing, if NAPA amends any of the above described practices or any other NAPA Business Practice, Buyer shall cause the Company to negotiate in good faith with NAPA regarding such changes.

          6.9     Non-Competition.

                (a) For a period of two (2) years from the Closing Date, Seller shall not and shall cause its Affiliates not to (i) acquire or invest in any business that competes with the Business within the Restricted Territory; or
    (ii) sell any Current Products to any Current Customers or to any Current Competitors within the Restricted Territory.

                (b) The provisions of Section  6.9(a) do not prohibit  Seller or its Affiliates from (i) acquiring another Person engaged in activities prohibited by Section 6.9(a) if at the time of the acquisition the business of the Person acquired otherwise prohibited by Section 6.9(a) represents less than 20% of such Person's consolidated sales for its most recently completed fiscal year, (ii) acquiring up to five percent (5%) of the securities of any Person which is engaged in activities prohibited by
    Section 6.9(a) if the securities of such Person are listed on a national securities exchange or the NASDAQ Automated Quotation System, (iii) performing the obligations set forth in the Transitional Services Agreement, or (iv) engaging in any business activity in which Seller or its Affiliates (other than the Company) are currently engaged with any Person, whether or not such Person is a Current Customer or a Current Competitor.

                (c) Seller  acknowledges  that its  failure to comply  with this
    Section 6.9 will irreparably harm Buyer and Buyer will not have an adequate remedy at law in the event of such non-compliance. Therefore, Seller acknowledges that Buyer will be entitled to injunctive relief and/or specific performance, in addition to whatever other remedies it may have, at law or in equity, against any acts of non-compliance by Seller under this
    Section 6.9.

          6.10 Accounts Receivable. If, following the Closing Date, Seller or any of its Affiliates (other than the Company) receive any payments of accounts receivable relating to the Company, such payments will be the property of, and will be immediately forwarded and remitted to, the Company.

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

          7.1 Conditions to Obligations of Seller and Buyer. The respective obligations of Seller and Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

                (a) The waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated.

                (b) None of the parties hereto shall be subject to any Order of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement. In the event any such Order shall have been issued, each party agrees to use its reasonable best efforts to have any such Order overturned or lifted.

          7.2 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following additional conditions:

                (a) The representations, warranties and any certification or instrument delivered pursuant to this Agreement of Buyer set forth in this Agreement shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date).

                (b) Each of the agreements and covenants of Buyer to be performed and complied with by Buyer pursuant to this Agreement prior to the Closing Date shall have been duly performed and complied with in all material respects.

                (c) Buyer shall have delivered to Seller a certificate, dated as of the Closing Date and signed on its behalf by its chief executive officer and its chief financial officer, as to the satisfaction by it of the conditions set forth in Sections 7.2(a) and 7.2(b).

                (d) Buyer shall have assumed all obligations of Dana under the Employee Retention Incentive Agreements other than those relating to the payment of the Retention Incentive Payments and the Divestiture Payments as defined in the Employee Retention Incentive Agreements.

                (e) The Company shall have assumed all obligations under the Clearwater Lease.

                (f) The Company shall have entered into a lease agreement with Hewlett Packard Company as described in Schedule 4.8(d)(ii).

                (g) Buyer shall have delivered the Purchase Price and the documents required to be delivered by Buyer pursuant to Section 3.3.

          7.3 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

                (a) The representations and warranties of Seller set forth in this Agreement shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date).

                (b) Each of the agreements and covenants of Seller to be performed and complied with by Seller pursuant to this Agreement prior to the Closing Date shall have been duly performed and complied with in all material respects.

(c)   Seller shall have assigned its rights under the Clearwater  Lease to the
                     Company.

                (d) Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, as to the satisfaction by Seller of the conditions set forth in subsections 7.3(a) and 7.3(b).

                (e) Between the date of this Agreement and the Closing Date, no change or event shall have occurred which has had a Material Adverse Effect on the Company.

                (f) Seller shall have delivered to Buyer the documents required to be delivered by Seller pursuant to Section 3.2.

                                  ARTICLE VIII

                          SURVIVAL AND INDEMNIFICATION

          8.1 Survival Periods. The representations and warranties of the parties contained in this Agreement will survive the Closing until 18 months from the Closing Date (the "Expiration Date"); provided, however, that (i) the Expiration Date for any claims for indemnification relating to a breach of the representations and warranties set forth in Section 4.7 (Taxes) and
    Section 4.9 (Employee Benefit Plans) will be the expiration of all applicable periods prescribed under statutes of limitation and (ii) there will be no Expiration Date (other than the applicable statute of limitation) for the representations and warranties contained in Section 4.3 and Section
    4.4. The covenants and agreements of the parties hereto shall survive the Closing in accordance with their terms. No party providing indemnification pursuant to this Article VIII (an "Indemnifying Party") is obligated to provide such indemnification with respect to the representations and
    warranties  to  the  other  party  (the  "Indemnified   Party")  unless  the
    Indemnified Party has delivered written notice of its claim for indemnification prior to the Expiration Date; provided, however, that any claim for indemnification for which a notice has been given on or before the Expiration Date may continue to be asserted and indemnified against until finally resolved.

          8.2     Indemnification,  Subject  to the other  provisions  of this
    Article VIII, from and after the Closing,

                (a) Seller shall indemnify and hold Buyer harmless from and against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims and damages (collectively, "Damages") resulting from (i) any breach of any representation or warranty made by Seller in this Agreement; (ii) the failure to perform or breach of any covenant or agreement made by Seller under this Agreement; (iii) liabilities associated with Company ERISA Plans or Company Benefit Plans; (iv) personal injury or property damage claims arising from or related to any products distributed by the Company to the extent that the injury or damage to which such claims relate occurred prior to the Closing Date and resulted from or is alleged to have resulted from products sold or services performed by the Company prior to the Closing Date; (v) the failure of Dana to pay the employees of the Company who are party to the Employee Retention Incentive Agreements the Retention Incentive Payments and the Divestiture Payments as defined in the Employee Retention Incentive Agreements, or (vi) Taxes (including income Taxes payable as a result of the application of Treasury Regulation ss. 1.1502-6) attributable to the Company (and its Affiliates included with the Company in the filing of a Consolidated Tax Return) for tax periods ending on or prior to the Closing Date including any gain recognized as a result of the Section 338(h)( 10) Election provided for in
    Section 6.6(e).

                (b) Buyer shall indemnify and hold Seller harmless from and against all Damages to the extent they are the result from (i) any breach of any representation or warranty made by Buyer in this Agreement (ii) the failure to perform or breach of any covenant or agreement made by Buyer under this Agreement or (iii) any Taxes for tax periods beginning after the Closing Date.

                (c) For the avoidance of doubt, the Expiration Date, the Deductible and the Cap will not apply to Seller's indemnification obligations under Section 8.2(a)(ii), (iii), (iv), (v) or (vi) even if claims for indemnification under those sections might also be made under
    Section 8.2(a)(i).

          8.3 Indemnification Amounts. Notwithstanding any provision to the contrary contained in this Agreement, Seller will not be obligated to indemnify Buyer for any Damages resulting from a breach of a representation or warranty (other than Damages resulting from a breach of the representations or warranties contained in Section 4.3 and Section 4.4) made by Seller (a) unless and until the amount of all such Damages exceeds $500,000 (the "Deductible"), in which event, Buyer may assert its right to indemnification only for the amount of the Damages in excess of the Deductible (subject to clause (b) below), and (b) to the extent that the aggregate amount of all such payments for Damages to Buyer does not exceed $17,000,000 ("Cap").

          8.4     Claims.

                (a) If an Indemnified Party intends to seek indemnification pursuant to this Article VIII, such Indemnified Party shall promptly notify the Indemnifying Party in writing of such claim describing such claim in reasonable detail; provided, that the failure to provide such notice will not affect the obligations of the Indemnifying Party unless it is actually prejudiced thereby, subject, however, to the time periods specified in
    Section 8.1 hereof. If such claim involves a claim by a third party against the Indemnified Party, the Indemnifying Party will have thirty (30) days after receipt of such notice to decide whether it will undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and if it so decides, the Indemnified Party shall cooperate with it in connection therewith; provided, that the Indemnified Party may participate in such settlement or defense through counsel chosen by it; and provided further, that the fees and expenses of such counsel are to be borne by the Indemnified Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any action in any manner that would materially and adversely affect the Indemnified Party. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party will have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. As long as the Indemnifying Party is contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party has the right to pay or settle any such claim; provided, that the Indemnified Party has delivered the Indemnifying Party reasonable advance notice of any proposed settlement or payment.

                (b) The Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pretrial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to Article VIII, including, but not limited to, by providing the other party with reasonable access to employees and officers (including as witnesses) and other information.

          8.5 Exclusive Remedy. The indemnification provisions of this Article VIII are the exclusive remedy following the Closing for any breaches or alleged breaches of any representation, warranty or other provision of this Agreement or the transactions contemplated hereby and, without limitation on the foregoing, Buyer hereby waives any and all rights that are or may otherwise be available to it at law or equity in respect of the purchase and sale of the Shares. Buyer has no right to set-off against any payments to be made by Buyer pursuant to this Agreement or otherwise. Each of the parties hereto, on behalf of itself and its officers, directors, employees, shareholders, partners, affiliates, agents or representatives (collectively, such party's "Representatives") agrees not to bring any actions or proceedings, at law, equity or otherwise, against any other party or its Representatives, in respect of any breaches or alleged breaches of any representation, warranty or other provision of this Agreement, except pursuant to the express provisions of this Article VIII. The parties hereby acknowledge that no party has made any representations and warranties, express or implied, with respect to this Agreement or the matters contemplated hereby, except as explicitly set forth in this Agreement.

          8.6 Tax and Insurance. The amount of any Damages suffered by an Indemnified Party is to be reduced by any net tax, insurance or: other benefits that such party receives in respect of or as a result of such Damages or the facts or circumstances relating thereto, If any Damages for which indemnification is provided hereunder are subsequently reduced by any net tax benefit, insurance payment or other recovery from a third party, the amount of such reduction is to be remitted to the Indemnifying Party.

                                   ARTICLE IX

                          EMPLOYEE AND BENEFIT MATTERS

          9.1 Employment. Buyer shall cause the Company to continue to employ, on the terms required by this Article IX, for a period of six (6) months after the Closing Date all individuals who are employed by the Company immediately prior to the Closing Date, including those who are on lay-off, leave of absence, or short-term disability as set forth on Schedule 9 1 (collectively "Continuing Employees"), provided that the foregoing, except as otherwise required by the Employee Retention Incentive Agreements, does not require Buyer to cause the Company to continue to employ any Continuing Employee who resigns or otherwise voluntarily terminates his or her employment with the Company or who is terminated by the Company for cause.

          9.2            Compensation and Employee Benefits.

                (a) In General. Subject to the provisions of Section 9.2(c), for a period of six (6) months after the Closing Date, Buyer shall cause the Company to provide each Continuing Employee compensation and employee benefits which, in the aggregate, are substantially equivalent to those provided by Buyer to similarly situated employees immediately prior to the Closing Date. Subject to the foregoing and the other provisions of this
    Article IX and the provisions of the Employee Retention Incentive Agreements, Buyer has the right to determine the compensation and employee benefits of the Continuing Employees.

                (b) Service Credit. For purposes of any employee benefit plan, program or arrangement established for or made available to Continuing Employees by the Company or Buyer (the "Buyer Plans"), Buyer shall, or shall cause the Company to, credit such Continuing Employees with service for all periods of service prior to the Closing Date with Seller, the Company or any Affiliate of either Seller or the Company except that Buyer shall have no obligation to give such credit to John Bender for purposes of Buyer's severance plan. Such service will be credited for purposes of determining eligibility for, vesting in, and the amount of benefits under all of the Buyer Plans and for all other purposes for which service is either taken into account or recognized; provided, however, such service need not be credited to the extent that it would result in duplication of coverage or benefits.

                (c) Welfare Benefit Plans. Until the later of the Closing Date or December 31, 1999 ("Cut-Off Date"), Seller shall take such steps as are reasonably required in order to provide coverage for all Continuing Employees and their respective dependents under the Company ERISA Plans and Company Benefit Arrangements which are welfare benefit plans within the meaning of Section 3(1) of ERISA (the "Seller Welfare Plans"). Promptly on receipt of invoices therefor in such detail as Seller is able reasonably to provide, Buyer shall reimburse Seller for all expenses incurred by Seller and its Affiliates in order for Seller and its Affiliates to perform their obligations under the preceding sentence. Coverage for Continuing Employees and their respective dependents under the Seller Welfare Plans will terminate as of the Cut-Off Date. The Buyer Plans which are welfare benefit plans within the meaning of Section 3(1) of ERISA (the "Buyer's Welfare Plans") shall provide coverage and benefits to Continuing Employees (and the eligible dependents of the Continuing Employees) beginning on the Cut-off Date. In addition, no pre-existing condition, limitation, exclusion or waiting period applicable with respect to any Buyer Welfare Plan will apply to any Continuing Employee to the extent that such limitations, exclusions or waiting periods exceed those in effect under the Seller Welfare Plans.

                (d)  Savings and Pension Plans.

                     (i) Effective as of the Closing Date, Seller will, at its expense, cause all Continuing Employees to become fully vested in their account balances under the Echlin Incentive and Savings Investment Plan (the "Savings Plan") and their accrued benefits under the Pension Plan for Echlin Inc. Employees (the "Pension Plan").

                     (ii) With respect to each Continuing Employee who has an outstanding loan under the Savings Plan, Buyer shall lend to such Continuing Employee, upon execution of a promissory note acceptable to Buyer, an amount sufficient to repay such outstanding loan.

          9.3 WARN Act and Severance. Buyer shall not engage in a "mass layoff' or "plant closing" as defined in the United States Worker Adjustment and Retraining Notification Act (the "WARN Act") without furnishing the notice required by Section 3 of the WARN Act. Buyer shall defend, indemnify and hold harmless Seller and its Affiliates from any claims, charges, suits, demands, damage, or liability arising out of or relating to noncompliance with the WARN Act from and after the Closing Date.

                                    ARTICLE X

                            TERMINATION OF AGREEMENT

          10.1  Termination.   Notwithstanding   any  other  provision  of  this
    Agreement, this Agreement may be terminated at any time prior to the Closing
    Date:

                (a)  by mutual written consent of Buyer and Seller;

                (b) by Buyer or Seller, upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or prior to a date 3 months from the date of this Agreement (the "Outside Date"), unless such failure of consummation is due to the failure of the party seeking such termination to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party;

                (c) by Buyer or Seller, upon written notice to the other party, if a Governmental Authority of competent jurisdiction has issued an Order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order has become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (c) has used its reasonable best efforts to remove such Order;

                (d) by Buyer or Seller, if any condition to such party's obligation to consummate the transactions contemplated hereby has not been satisfied as of the Closing Date or if satisfaction of such condition becomes impossible (other than through the failure of such party to comply with its or his obligations under this Agreement) and the other party has not waived such condition on or before the Closing Date; or

                (e) by Seller prior to October 21, 1999 if Dana's Board of Directors does not approve this Agreement.

          10.2 Effect of Termination. The termination of this Agreement is to be effected by delivery of written notice of such termination by the party terminating the Agreement to the other party. In the event of termination of this Agreement pursuant to Section 10,1, no party will have any liability or any further obligation to any other party, except as provided in this
    Section 10,2 and except that nothing herein shall release, or be construed as releasing, any party hereto from any liability or damage to any other party hereto arising out of the breaching party's willful and material breach in the performance of any of its covenants, agreements, duties or obligations arising under this Agreement. The obligations of the parties to this Agreement under Sections 4.16, 5,6, 6,2 and 11.1 shall survive any termination of this Agreement. If Seller terminates this Agreement pursuant to Section 10.1(e) and within one year after such termination Seller or any of its Affiliates enters into any agreement intended to result in a Control Transaction with any Person other than Buyer, Dana or their respective Affiliates, then promptly upon the closing of such Control Transaction Seller shall pay Buyer a fee of $3,000,000.

                                   ARTICLE XI

                            MISCELLANEOUS AND GENERAL

          11.1 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the party incurring such expenses except as expressly provided herein and except that the filing fee in connection with the HSR Act filing is to be shared equally by Seller and Buyer.

          11.2 Successors and Assigns This Agreement is to be binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns, but is not assignable by any party hereto without the prior written consent of the other parties hereto except that Buyer may, upon written notice to Seller, assign its rights hereunder to an Affiliate of Buyer, but no such assignment shall relieve Buyer of any of its obligations hereunder.

          11.3 No Third Party Beneficiaries. Each party hereto intends that this Agreement does not benefit or create any legal or equitable right, remedy or claim in or on behalf of any Person other than the parties hereto, and as a result this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

          11.4 Notices. Any notice or other communication provided for herein or given hereunder to a party hereto will be sufficient if in writing, and sent by facsimile transmission (electronically confirmed), delivered in person, mailed by first class registered or certified mail, postage prepaid, or sent by Federal Express or other overnight courier of national reputation. addressed as follows:

                If to Buyer:

                     John Young
                     Colfax Corporation
                     9211 Forest hill Avenue
                     Suite 109
                     Richmond, Virginia 23235
                     Fax: (804) 560-4076

                     with a copy to:

                     Thomas O'Brien
                     Colfax Corporation
                     997 Lenox Drive
                     Suite 111

                     Lawrenceville, New Jersey 08648
                     Fax: (609) 896-7633

                     and to:

                     Walter G. Lohr, Jr.
                     Hogan & Hartson L.L.P.
                     111 South Calvert Street
                     Suite 1600
                     Baltimore, Maryland 21202
                     Fax: (410) 539-6981



                If to Seller:

                     Echlin Inc.
                     c/o Dana Corporation
                     4500 Dorr Street
                     Toledo, Ohio 43697
                     Attn:    General Counsel
                     Fax: (419) 535-4790

                     with a copy to:

                     Jones, Day. Reavis & Pogue
                     North Point
                     901 Lakeside Avenue
                     Cleveland, Ohio 44114
                     Attn:    John P. Dunn, Esq.
                     Fax: (216)579-0212

    or to such other address with respect to a party as such party notifies the other in writing as above provided.

          11.5 Complete Agreement. This Agreement and the exhibits and schedules hereto, and the other documents delivered by the parties in connection herewith, together with the Confidentiality Agreement, contain the complete and exclusive statement of the terms of the agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

          11.6 Captions; References. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement. When a reference is made in this Agreement to a clause, a Section or an Article, such reference will be to a clause, a Section or Article of this Agreement unless otherwise indicated.

          11.7 Amendment. This Agreement may be amended or modified only by a written agreement duly executed by the parties to this Agreement.

          11.8 Waiver. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in a writing signed on behalf of such party.

          11.9 Governing Law. This Agreement is to be governed by, and construed and enforced in accordance with, the laws of the State of Ohio, without regard to its rules of conflict of laws.

          11.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision is to be interpreted to be only so broad as is enforceable.

          11.11 Further Assurances. Seller shall, at the written request and expense of Buyer, at any time and from time to time following the Closing, execute and deliver to Buyer all such further instruments and take all such further action as may be reasonably necessary or appropriate in order to more effectively sell, assign, transfer and convey to Buyer the Shares or otherwise to confirm or carry out the provisions of this Agreement. Buyer shall, and shall cause the Company to, at any time and from time to time following the Closing hereunder, execute and deliver to Seller all such further instruments and take all such further action as may be reasonably necessary or appropriate in order to confirm or carry out the provisions of this Agreement.

          11.12 Disclosure Schedule Supplements. From time to time prior to the Closing, Seller shall promptly supplement or amend the Schedules to this Agreement (the "Disclosure Schedules") with respect to any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The Disclosure Schedules will be deemed amended by all such supplements and amendments for all purposes except for purposes of determining whether the conditions set forth in Section 7.3(a) have been satisfied. Notwithstanding the foregoing, no such supplement or amendment will be effective for any purpose, including for purposes of modifying, altering, limiting or otherwise affecting the representations, warranties and indemnities contained herein to the extent that Seller had knowledge of the matters stated therein as of the date hereof.

          11.13 Mutual Drafting. This Agreement is the result of the joint efforts of Buyer and Seller, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there is to be no construction against either party based on any presumption of that party's involvement in the drafting thereof.

          11.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which is to be deemed an original but all of which is to constitute but one instrument.

                                   APPENDIX A

          "Actions" means any action, suit or legal, administrative or arbitral proceeding or investigation before any Governmental Authority.

          "Affiliate" means with respect to any Person, any Person which directly or indirectly controls, is controlled by or is under common control with such Person.

          "Agreement" has the meaning set forth in the preamble to this Agreement.

          "Business" means the business of distributing the Current Products to the global marine and power equipment aftermarkets.

          "Business Day" means any day other than a Saturday, Sunday or a day on which banks in Illinois are authorized or obligated by Law or executive order to close.

          "Buyer" has the meaning set forth in the preamble to this Agreement. "Buyer Financials" has the meaning set forth in Section 5.8. "Buyer Plans" has the meaning set forth in Section 9.2(b). "Buyer Reports" has the meaning set forth in Section 5.8. "Buyer's Accountants" has the meaning set forth in Section 2.3(c). "Buyer's Welfare Plans" has the meaning set forth in Section 9.2(c). "Buyer's Knowledge" has the meaning set forth in Section 5.4(a). "Campbell" has the meaning set forth in Section 4.16. "Cap" has the meaning set forth in 8.3(b).

          "Clearwater Lease" means the lease agreement, dated November 20, 1995, by and between New England Mutual Life Insurance Company and Seller.

          "Closing" has the meaning set forth in Section 3.1.

          "Closing Net Working  Assets  Statement"  has the meaning set forth in
    Section 2.3(b).

          "Closing Date" has the meaning set forth in Section 3.1.

          "Closing Net Working Assets" has the meaning set forth in Section 2.3(a).

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company" has the meaning set forth in the recitals of this Agreement.

          "Company  Benefit  Arrangements"  has the meaning set forth in Section
          4.9. "Company Contracts" has the meaning set forth in Section 4.10. "Company ERISA Plans" has the meaning set forth in Section 4.9. "Confidentiality Agreement" has the meaning set forth in Section 6.2(b).

          "Consents" means any consent, approval, authorization, qualification, waiver or notification of a Governmental Authority or any other Person.

          "Continuing Employees" has the moaning set forth in Section 9.1.

          "Control Transaction" means any transaction or series of related transactions as a result of which any Person acquires from Seller or any of its Affiliates the Shares, substantially all the assets of the Company or other assets or securities of the Company sufficient to give such Person control over the business of the Company.

          "Current Competitors" means those competitors of the Company set forth on Exhibit A.

          "Current Customers" means any Person which Seller can reasonably demonstrate was a customer of the Company in the six-(6) months prior to Closing.

          "Current Products" means those products of the Company listed in the most recently updated product catalogue of the Company as of the Closing Date.

          " Cut-off Date" has the meaning set forth in Section 9.2(c). "Damages" has the meaning set forth in Section 8.2. "Dana" has the meaning set forth in Section 2.2. "Deductible" has the meaning set forth in
          Section 8.3.

          "Designated  Accounting  Arbitrator"  has the  meaning  set  forth  in
          Section 2.3(d).

           "Disclosure Schedules" has the meaning set forth in Section 11.12. "Dispute Notice" has the meaning set forth in Section 2.3(d).

          "Employee Retention Incentive Agreements" means the Employee Retention Incentive Agreements by and between Dana and certain management members of the Company set forth at Exhibit C.

          "Environmental Claim" has the meaning set forth in Section 4.14(a).

          "Expiration Date" has the meaning set forth in Section 8.1.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Final Net  Working  Assets  Statement'  has the  meaning set forth in
    Section 2.3(f).

          "Freight   Agreement"   means  the  Echlin  Freight  Group  Membership
    Contract, by and between Echlin Freight Group and the Company, in the form set forth at Exhibit D.

          "GAAP" means United States generally accepted accounting principles.

          "Governmental Authority" means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court or arbitrator.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Indemnifying Party" and "Indemnified Party" have the meanings set forth in Section 8.1.

          "Intellectual Property" has the meaning set forth in Section 4.15(c).

          "June Balance Sheet" has the meaning set forth in Section 4.6.

          "Laws" means any law, statute, code, ordinance, regulation or other legally enforceable requirement of any Governmental Authority.

          "Liens" means any mortgage, lien, Option, encumbrance, restriction, pledge, adverse claim, interest, charge or other similar encumbrance.

          "Litchfield Facility Lease" means the Lease by and between Brake Parts Inc., as lessee, and the Company, as lessor, in the form of Exhibit E.

          "Material Adverse Effect" means, with respect to the Company or Buyer, a material adverse effect on the business, assets, liabilities or financial condition of such party and its Subsidiaries, if any, taken as a whole (other than effects which result from changes in general economic conditions).

          "Material Equipment" has the meaning set forth in Section 4.8(d).

          "NAPA Business Practices" has the meaning set forth in Section 6.8.

          "Option" means any option, warrant, call, convertible or exchangeable security, subscription, preemptive right or voting trust, or agreement, any agreement restricting sale or transfer, or other agreement or right of a similar nature.

          "Orders" means any order, judgment, ruling, injunction, award, decree or writ of any Governmental Authority.

          "Outside Date" has the meaning set forth in Section 10.1(b). "Pension Plan" has the meaning set forth in Section 9.2(d)(i).

          "Permits" means any license, permit, authorization, grant, approval, franchise, waiver, Consent, qualification or similar document: or authority issued or granted by any Governmental Authority.

          "Person"  means  any  individual,  sole  proprietorship,  partnership,
    corporation,   limited  liability  company,  joint  venture,  unincorporated society or association, trust or other entity or Governmental Authority.

          "Purchase Price" has the meaning set forth in Section 2.2.

          "Real Property" means all of the Company's real property and interests in real property, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, rights of way, all buildings and other improvements thereon, and other real property interests used in the business or operations of the Company together with any additions thereto between the date of this Agreement and the Closing Date.

          "Representatives" has the meaning set forth in Section 8.5.

          "Restricted Territory" means the geographic area within a 100 mile radius of any and all of the Company locations where the Company maintains an office or a facility during the two year period following the date of this Agreement.

          "Savings Plan" has the meaning set forth in Section 9.2(d)(i).

          "SEC' has the meaning set forth in Section 5.8.

          "Section 338(h)(10) Election" has the meaning set forth in Section 6.6(e).

          "Seller" has the meaning set forth in the preamble to this Agreement.

          "Seller Welfare Plans" has the meaning set forth in Section 9.2 (c).

          "Seller's Accountants" has the meaning set forth in Section 2.3(c).

          "Seller's Knowledge" means the actual knowledge of Ira Davis, Robert Tobey or Ed Zak.

          "Shares" has the meaning set forth in the recitals of this Agreement.

          "Specified Accounting Principles" means the Specified Accounting Principles set forth in Exhibit E.

          "Subsidiaries" means any Person of which at least a majority of the outstanding shares or other equity interests having ordinary voting power for the election of directors or comparable managers of such Person are at the time owned, directly or indirectly, by such Person, by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

          "Supply Agreement" means the Supply Agreement, by and between Seller and the Company, in the form set forth at Exhibit G.

          "Tax or Taxes" means any domestic or foreign federal, state or local income, franchise, business, occupation, sales/use, manufacturer's excise, payroll, withholding, Federal Insurance Contributions Act and employment and unemployment taxes, personal and real property taxes and all other taxes or charges (including all interest and penalties) measured, assessed, levied, imposed or collected by any Governmental Authority.

          "Tax Returns" means all Tax returns (including information returns) and reports that are or were required to be filed by, or with respect to, the Company or its income, properties or operations.

          "Transitional Services Agreement" means the Transitional Services Agreement, by and between Seller and the Company, in the form set forth at Exhibit H.

          "Trucking Agreement" means the DTF Trucking Agreement, by and between DTF Trucking, Inc. and the Company, in the form set forth at Exhibit I.

          "WARN Act" has the meaning set forth in Section 9.3.